Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement Nos. 333-194490, 333-203179, 333-210172, 333-216572, 333-223589 and 333-234734 on Form S-8 and Nos. 333-203180, 333-208651, 333-215457 and 333-223584 on Form S-3 of our report dated August 2, 2019, which includes an emphasis-of-a-matter paragraph regarding Neoleukin Therapeutics, Inc.’s ability to continue as a going concern, relating to the financial statements of Neoleukin Therapeutics, Inc. appearing in this Current Report on Form 8-K/A of Neoleukin Therapeutics, Inc. dated December 17, 2019. We also consent to the reference to our Firm as experts.

/s/ CohnReznick LLP

Roseland, New Jersey

December 16, 2019